CATALYST FUNDS

Amendment No. 13 to Agreement and Declaration of Trust

The undersigned secretary of Catalyst Funds (the “Trust”) hereby certifies that the following resolution was adopted by the Board of Trustees at a Board meeting held on December 8, 2009:

Pursuant to Section 4.1 of the Agreement and Declaration of Trust of the Trust (the “Declaration of Trust”), the undersigned, being a majority of the trustees of the Trust, hereby amend in its entirety the first paragraph of Section 4.2 of the Declaration of Trust effective December 8, 2009, to read as follows:

Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Series, the Trustees hereby establish and designate the following Series of Shares of the Trust (each a “Series”) and as to each Series, the Trustees hereby establish and designate Classes of Shares as indicated below:

Designated Series	Designated Classes for each Series
America First Absolute Return Fund	Class A and U
America First Quantitative Strategies Fund	Class A and C
Catalyst/ Groesbeck Growth of Income Fund	Class A and C
Catalyst/SMH High Income Fund	Class A and C
Catalyst/SMH Total Return Income Fund	Class A and C
Catalyst Rising Dividend Income Fund	Class A and C
Catalyst Value Fund	Class A, C and I
Compass EMP Alternative Investment Fund	Class A, C and T
Compass EMP Conservative to Moderate Fund	Class A, C and T
Compass EMP Long-Term Growth Fund	Class A, C and T
Day Hagan Tactical Allocation Fund of ETFs	Class A and C
Eventide Gilead Fund	Class A, C, Institutional and Retail
Listed Private Equity Plus Fund	Class A and C
SMH Representation Trust

The Shares of these Series and any Shares of any further Series or Class that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Series or Class at the time of establishing and designating the same) have the following relative rights and preferences:

The above paragraph shall supersede and take the place of the existing first paragraph for Section 4.2 of the Declaration of Trust.  Subsections (a) through (l) of Section 4.2 of the Declaration of Trust of Catalyst Funds are hereby incorporated by reference.

Date: December 29, 2009
___/s/ David F. Ganley______ David F. Ganley, Secretary